FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Fund	Fidelity Massachusetts Municipal Money Market Fund
Trade Date	3/3/15
Settle Date	3/19/15
Security Name	CAMBRIDGE CITY MA 15A 2% 2/15/16
CUSIP	132285Y76
Price	101.691
Transaction Value	$ 5,679,442.35
Class Size	$ 54,965,000
% of Offering	10.161%
Underwriter Purchased From	Morgan Stanley & Co. LLC
Underwriting Members: (1)	Fidelity Capital Markets
Underwriting Members: (2)	Morgan Stanley & Co. LLC
Underwriting Members: (3)	Raymond James
Underwriting Members: (4)	Jefferies LLC
Underwriting Members: (5)	Wedbush Securities Inc.
Underwriting Members: (6)	City Securities Corp.